O'REILLY AUTO PARTS
                         PROFESSIONAL PARTS PEOPLE
                                   (LOGO)




                                       [_], 1999

Dear Shareholder:

        You are cordially invited to attend the 1999 Annual Meeting of Shareholders of O'Reilly Automotive, Inc. to be held at the University Plaza Convention Center, Arizona Room, 333 John Q. Hammons Parkway, Springfield, Missouri on Tuesday, May 4, 1999, at 10:00 a.m, local time.

        Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

        In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the shareholders.

        It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, please complete, sign, date and return the enclosed proxy card in the envelope provided at your earliest convenience. If you attend the meeting, you may vote your shares in person even though you have previously signed and returned your proxy.

        In order to assist us in preparing for the Annual Meeting, please let us know if you plan to attend by contacting Tricia Headley, our Corporate Secretary, at 233 South Patterson, Springfield, Missouri 65802,
(417) 862-2674 ext. 1161.

        We look forward to seeing you at the Annual Meeting.



                                       David E. O'Reilly
                                       President and Chief Executive Officer





                         O'REILLY AUTOMOTIVE, INC.
                            233 SOUTH PATTERSON
                        SPRINGFIELD, MISSOURI 65802


                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON MAY 4, 1999


Springfield, Missouri
[o], 1999

To the Shareholders of O'Reilly Automotive, Inc.:

        The Annual Meeting of Shareholders of O'Reilly Automotive, Inc. (the "Company"), will be held on Tuesday, May 4, 1999, at 10:00 a.m., local time, at the University Plaza Convention Center, 333 John Q. Hammons Parkway, Springfield, Missouri 65806, for the following purposes:

        (1) To elect two Class III Directors to the Company's Board of Directors, to serve for three years;

        (2) To consider and approve a proposal to amend the Company's Restated Articles of Incorporation to increase the shares of common stock, par value $.01 per share, which the Company is authorized to issue from 30 million to 90 million; and

        (3) To transact such other business as may properly come before the meeting or any adjournments thereof.

        The Board of Directors has fixed the close of business on February 26, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements. A list of all shareholders entitled to vote at the Annual Meeting, arranged in alphabetical order and showing the address of and number of shares held by each shareholder, will be available during usual business hours at the principal office of the Company at 233 South Patterson, Springfield, Missouri 65802, to be examined by any shareholder for any purpose reasonably related to the Annual Meeting for 10 days prior to the date thereof. The list will also be available for examination throughout the conduct of the meeting.

        A copy of the Company's Annual Shareholders' Report for fiscal year 1998 accompanies this notice.

                                       By Order of the Board of Directors


                                       TRICIA HEADLEY
                                       Secretary


                                 IMPORTANT

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY. AN ADDRESSED, POSTAGE-PAID RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.




                         O'REILLY AUTOMOTIVE, INC.
                            233 SOUTH PATTERSON
                        SPRINGFIELD, MISSOURI 65802


                              PROXY STATEMENT

        The enclosed proxy is solicited by the Board of Directors of O'Reilly Automotive, Inc. (the "Company"), for use at the Annual Meeting of the Company's shareholders to be held at the University Plaza Convention Center, 333 John Q. Hammons Parkway, Springfield, Missouri 65806, on Tuesday, May 4, 1999, at 10:00 a.m., local time, and at any adjournments thereof. Whether or not you expect to attend the meeting in person, please return your executed proxy in the enclosed envelope and the shares represented thereby will be voted in accordance with your wishes. This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about [o], 1999.


                           REVOCABILITY OF PROXY

        If, after sending in your proxy, you decide to vote in person or desire to revoke your proxy for any other reason, you may do so by notifying the Secretary of the Company in writing of such revocation at any time prior to the voting of the proxy.


                                RECORD DATE

        Shareholders of record at the close of business on February 26, 1999, will be entitled to vote at the Annual Meeting.


                       ACTION TO BE TAKEN UNDER PROXY

        All properly executed proxies received by the Board of Directors pursuant to this solicitation will be voted in accordance with the shareholder's directions specified in the proxy. If no such directions have been specified by marking the appropriate squares in the accompanying proxy card, the shares will be voted by the persons named in the enclosed proxy card as follows:

        (1) FOR the election of David E. O'Reilly and Jay D. Burchfield, named herein as nominees for Class III Directors of the Company, to hold office until the annual meeting of the Company's shareholders in 2002 and until their successors have been duly elected and qualified;

        (2) FOR the adoption of the proposal to amend the Company's Restated Articles of Incorporation to increase the shares of common stock, par value $.01 per share ("Common Stock"), which the Company is authorized to issue from 30 million to 90 million; and

        (3) According to their judgment on the transaction of such other business as may properly come before the meeting or any postponements or adjournments thereof.

        Neither of the two nominees have indicated that they would be unable or will decline to serve as a Director. However, should any nominee become unable or unwilling to serve for any reason, it is intended that the persons named in the proxy will vote for the election of such other person in their stead as may be designated by the Board of Directors. The Board of Directors is not aware of any reason that might cause any nominee to be unavailable to serve as a Director.


                    VOTING SECURITIES AND VOTING RIGHTS

        On February 26, 1999, there were 21,376,421 shares of Common Stock outstanding, which constitute all of the outstanding shares of the voting capital stock of the Company. Each share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting, including the election of Directors.

        A majority of the outstanding shares present or represented by proxy will constitute a quorum at the meeting. The affirmative vote of a majority of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each person nominated for Director. The affirmative vote of a majority of the outstanding shares entitled to vote is required to adopt the proposal to amend the Company's Restated Articles of Incorporation. Shares present at the meeting but which abstain or are represented by proxies which are marked "WITHHOLD AUTHORITY" with respect to the election of any person to serve on the Board of Directors will be considered in determining whether the requisite number of affirmative votes are cast on such matter. Accordingly, such proxies will have the same effect as a vote against the nominee as to which such abstention or direction applies. Shares not present at the meeting will not affect the election of directors but will have the same effect as a vote against the proposal to increase the authorized shares of Common Stock. With regard to any other matter, except for the election of Directors, abstentions (including proxies which deny discretionary authority on any matters properly brought before the meeting) will be counted as shares present and entitled to vote and will have the same effect as a vote against any such matter. Broker non-votes will not be treated as shares represented at the meeting as to such matter(s) not voted on and therefore will have no effect.


                 PROPOSAL 1-ELECTION OF CLASS III DIRECTORS

INFORMATION ABOUT THE NOMINEES AND DIRECTORS CONTINUING IN OFFICE

        The Company's Amended and Restated By-laws currently provide for three classes of Directors, each class serving for a three-year term expiring one year after expiration of the term of the preceding class, so that the term of one class will expire each year. The terms of the current Class I and Class II Directors expire in 2000 and 2001, respectively. The Board of Directors has nominated David E. O'Reilly and Jay D. Burchfield, who are the current Class III Directors, for a term expiring at the annual shareholders meeting in 2002. The following table lists the principal occupation for at least the last five years of each of the nominees and the present directors continuing in office, his or her present positions and offices with the Company, the year in which he or she first was elected or appointed a director (each serving continuously since first elected or appointed), his or her age and his or her directorships in any company with a class of securities registered pursuant to Sections 12 or 15(d) of the Securities Exchange Act of 1934 or in any company registered as an investment company under the Investment Company Act of 1940. Charles H. O'Reilly, Sr. is the father of Charles H. O'Reilly, Jr., Rosalie O'Reilly Wooten, Lawrence P. O'Reilly and David E. O'Reilly.

                                                                    Service as
                                                                     Director
        Name               Age           Principal Occupation         Since
        ----               ---           --------------------       ----------

                   DIRECTORS CONTINUING IN OFFICE-CLASS I
                          (Terms Expiring in 2000)


Charles H. O'Reilly, Sr.   86   Chairman Emeritus since March 1993     1957
                                and a co-founder of the Company;
                                Chairman of the Board from 1975
                                to March 1993

Charles H. O'Reilly, Jr.   59   Chairman of the Board since March      1966
                                1993; President and Chief
                                Executive Officer of the Company
                                from 1975 to March 1993


                  DIRECTORS CONTINUING IN OFFICE-CLASS II
                          (Terms Expiring in 2001)


Rosalie O'Reilly Wooten    56   Executive Vice-President of the        1980
                                Company since 1980

Lawrence P. O'Reilly       52   President and Chief Operating          1969
                                Officer of the Company since
                                March 1993; Vice-President of the
                                Company from 1975 to March 1993

Joe C. Greene              63   Attorney-At-Law, managing partner      1993
                                of the  Springfield, Missouri
                                firm of Greene & Curtis, LLP and
                                Director of Commerce Bank, N.A. in
                                Springfield, Missouri; Mr. Greene
                                has been engaged in the private
                                practice of law for more than 30
                                years


                      NOMINEES FOR DIRECTOR-CLASS III
        (To Be Elected to Serve a Three-Year Term Expiring in 2002)

David E. O'Reilly          49   President and Chief Executive          1972
                                Officer of the Company since March
                                1993; Vice President of the
                                Company from 1975 to March 1993

Jay D. Burchfield          52   Chairman of the Board and Director     1997
                                of City Bancorp in Springfield,
                                Missouri from January 1997 to
                                present;  Chairman of the Board and
                                CEO of Boatmen's National Bank of
                                Oklahoma in Tulsa, Oklahoma from
                                January 1996 to January 1997;
                                Chairman, President and CEO of
                                Boatmen's Bank of Southern Missouri
                                in Springfield, Missouri from April
                                1987 to January 1996. Mr. Burchfield's
                                career has spanned more than 25 years
                                in the banking industry.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES.


INFORMATION CONCERNING BOARD OF DIRECTORS

        During 1998, 4 meetings of the Board of Directors were held. During such year, each Director attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he or she has been a Director and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served during the period for which he or she served, with the exception of Charles H. O'Reilly, Sr., who attended 25% of the aggregate meetings.

        The Board of Directors of the Company has a standing Audit Committee consisting of Messrs. David E. O'Reilly, Jay D. Burchfield and Joe C. Greene, and a standing Compensation Committee consisting of Messrs. Burchfield and Greene. The purpose of the Audit Committee is to review the results and scope of the audit and services provided by the Company's independent public accountants. The purpose of the Compensation Committee is to act on behalf of the Board of Directors with respect to the establishment and administration of the policies which govern the annual compensation of the Company's executive officers. The Compensation Committee also administers the Company's stock option and other benefit plans. During 1998, two Audit Committee meetings and one Compensation Committee meeting were held.

        The Company has no standing nominating committee or other committee performing a similar function.


COMPENSATION OF DIRECTORS

        The Company pays an annual fee of $10,000 to Directors who are not employees of the Company. In addition, the Company pays non-employee Directors $500 for each Board of Directors meeting or committee meeting attended. The Company also reimburses Directors for out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings. Directors' fees of $23,500 were paid during 1998.

        The Company also maintains a Directors' Stock Option Plan, providing for an automatic annual grant (on the first business day following an annual shareholders' meeting) to each director who is not an employee of the Company of a non-qualified stock option to purchase 5,000 shares of Common Stock at a per share exercise price equal to the fair market value of the Common Stock on the date the option is granted. Director stock options expire immediately upon the date on which the optionee ceases to be a director for any reason or seven years after the date on which the option is granted, whichever first occurs. Each of the Company's two non-employee directors were granted options in 1998 to purchase 5,000 shares of Common Stock under the Company's Directors' Stock Option Plan at an exercise price of $27.00 per share.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee consists of Joe C. Greene and Jay D. Burchfield.

        Joe C. Greene, a Director of the Company, is the Managing Partner of the law firm of Greene & Curtis, LLP, which has provided legal services to the Company in prior years and is expected to provide legal services to the Company in the future. Mr. Greene is also a Director of Commerce Bank, N.A. in Springfield, Missouri which has loaned $5 million to the Company under a promissory note.

        Jay D. Burchfield, a Director of the Company since August 20, 1997, is the Chairman of the Board of Directors of City Bancorp in Springfield, Missouri. Mr. Burchfield's career has spanned more than 25 years, primarily in banking.

        The company believes that the terms of the legal services provided by Mr. Greene are no less favorable to the Company than those that would have been available to the Company in comparable transactions with unaffiliated parties.


EXECUTIVE COMPENSATION

        The following information is given for the fiscal years ended December 31, 1998, 1997 and 1996 concerning annual and long-term compensation for services rendered to the Company and its subsidiaries for the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (other than the Chief Executive Officer) during 1998.

                                               SUMMARY COMPENSATION TABLE

                                                                               Long Term Compensation
                                                                       --------------------------------------
                                                                              Awards                Payouts
                                                                       --------------------------------------
                                        Annual Compensation            Restricted    Securities                    All Other
       Name and                                                           Stock      Underlying     LTIP         Compensation
  Principal Position       Year   Salary($)(a)   Bonus($)   Other($)      Awards    Options(c)(#)   Payouts($)      ($)(b)
  ------------------       ----   ------------   --------   --------   ----------   -------------   ----------   ------------
Charles H. O'Reilly, Jr.   1998     198,500      198,500       -            -              -            -            7,956
  Chairman of the Board    1997     199,000      199,000       -            -           15,000          -            7,631
                           1996     192,000      192,000       -            -              -            -            7,641


David E. O'Reilly          1998     277,000      277,000       -            -              -            -            7,691
  President and Chief      1997     258,500      258,500       -            -           70,000          -            7,079
  Executive Officer        1996     240,000      240,000       -            -              -            -            7,116

Lawrence P. O'Reilly       1998     277,000      277,000       -            -              -            -            7,919
  President and Chief      1997     258,500      258,500       -            -           70,000          -            7,307
  Operating Officer        1996     240,000      240,000       -            -              -            -            7,344

Rosalie O'Reilly Wooten    1998     159,000          -         -            -              -            -            6,688
  Executive Vice           1997     158,000          -         -            -           15,000          -            6,437
  President                1996     149,000       31,000       -            -              -            -            6,099

Ted F. Wise                1998     190,000       95,000       -            -              -            -            6,854
  Executive Vice           1997     173,000       85,000       -            -           50,000          -            7,079
  President                1996     165,000       75,000       -            -              -            -            6,700

(a) Includes portion of salary deferred at named executive's election under the Company's Profit Sharing and Savings Plan.

(b)  "All Other Compensation" for the year ended December 31, 1998 includes
     (i) Company contributions of $7,056, $7,343, $7,343, $5,788 and $6,056 to its Profit Sharing and Savings Plan made on behalf of Charles H. O'Reilly, Jr., David E. O'Reilly, Lawrence P. O'Reilly, Rosalie O'Reilly Wooten and Ted F. Wise, respectively, and (ii) the benefits inuring to Charles H. O'Reilly, Jr. ($900), David E. O'Reilly ($348), Lawrence P. O'Reilly ($576), Rosalie O'Reilly Wooten ($900), and Ted F. Wise ($348), from the Company's payment of certain life insurance premiums.

(c) See "Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values" tables for additional information with respect to these options.


INFORMATION AS TO STOCK OPTIONS

        During the 1998 fiscal year, no grants of options to purchase Common Stock were made to the executive officers. Additionally, there were no exercises of options by the executive officers in 1998.

                            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                   AND FISCAL YEAR-END OPTION VALUES

                             Number of                        Number of
                            Securities                    Unexercised Options        Value of Unexercised
                            Underlying                        at FY-End              In-The-Money Options
                             Options         Value           Exercisable/              at FY-End ($)(1)
        Name               Exercised (#)   Realized ($)     Unexercisable         Exercisable/Unexercisable
        ----               -------------   ------------   -------------------     -------------------------
Charles H. O'Reilly, Jr.        0               0          103,750 / 11,250         $3,497,813 /$255,938
David E. O'Reilly               0               0          147,500 / 22,500          4,813,125 / 511,875
Lawrence P. O'Reilly            0               0          147,500 / 22,500          4,813,125 / 511,875
Rosalie O'Reilly Wooten         0               0           43,750 / 11,250          1,450,313 / 255,938
Ted F. Wise                     0               0           57,500 / 22,500          1,824,375 / 511,875

----------
(1) Represents the market value of the underlying Common Stock on December 31, 1998, less the aggregate exercise price.


EMPLOYMENT ARRANGEMENTS WITH EXECUTIVE OFFICERS

        The Company entered into written employment agreements effective January 1, 1993, with David E. O'Reilly, Lawrence P. O'Reilly, Charles H. O'Reilly, Jr. and Rosalie O'Reilly Wooten. Such agreements, which are in substantially identical form, provide for each of the foregoing executive officers to be employed by the Company for a minimum period of three years and automatically renew for each calendar year thereafter. As compensation for services rendered to the Company, the agreements provide for each executive officer to receive (i) a base annual salary of $220,000 for David and Lawrence O'Reilly, $176,000 for Charles O'Reilly, Jr. and $140,000 for Rosalie O'Reilly Wooten, adjusted annually for increases in the cost of living as reflected by the Consumer Price Index for All Urban Consumers as determined by the United States Department of Labor, Bureau of Labor Statistics, and (ii) a bonus, the amount of which is determined by reference to such criteria as may be established by the Compensation Committee.

        The Company has also entered into written retirement agreements with David E. O'Reilly, Lawrence P. O'Reilly, Charles H. O'Reilly, Jr. and Rosalie O'Reilly Wooten. Such agreements, which are in substantially identical form, provide for each of the foregoing executive officers to be employed as a consultant upon retirement, for a period of ten years at a yearly salary of $100,000. The agreements also provide for each officer to receive medical benefits, death and disability benefits, as well as the use of a car and the Company plane.

        An executive officer's employment may be terminated by the Company for cause (as defined in the agreement) or without cause. If an executive officer's employment is terminated for cause or if an executive officer resigns, such executive officer's salary and bonus rights will cease on the date of such termination or resignation. If the Company terminates an executive officer without cause, all compensation payments will continue through the remainder of the agreement's term. Pursuant to his or her respective agreement, each executive officer has agreed for so long as he or she is receiving payments thereunder to refrain from disclosing information confidential to the Company or engaging, directly or indirectly, in any automotive parts distribution, manufacturing or sales business in the states in which the Company operates without prior written consent of the Company.


REPORT OF THE COMPENSATION COMMITTEE

GENERAL

        The Compensation Committee of the Board of Directors is responsible for recommending to the Board of Directors a compensation package and specific compensation levels for the executive officers of the Company. Additionally, the Compensation Committee establishes policies and guidelines for other benefit programs and administers the award of stock options under the Company's 1993 Stock Option Plan. The Compensation Committee is composed of two non-employee members of the Board of Directors.

POLICY

        The Compensation Committee's policy with respect to executive compensation is to provide the executive officers of the Company with a total compensation package which is competitive and equitable and which encourages and rewards performance based in part upon the Company's performance in terms of increases in share value. The key components of the Company's compensation package for its executive officers are base salary, annual cash bonuses and long-term, stock-based incentives.

BASE SALARY

        The minimum annual base salary of each of Charles H. O'Reilly, Jr., David E. O'Reilly, Lawrence P. O'Reilly and Rosalie O'Reilly Wooten is fixed under their employment agreements with the Company, subject to increases by the Board of Directors (after considering the recommendations of the Compensation Committee). The base salary for each of these executive officers was established prior to the Company's initial public offering in April 1993. The minimum annual base salary, which was set by the Board of Directors (as then constituted) for purposes of the employment agreements with each of the aforementioned executive officers, represented the subjective judgment of the Board as to a fair minimum compensation level, taking into account the then contemplated initial public offering and the potential for additional cash compensation in the form of a bonus for 1993. Any future recommendation by the Compensation Committee for adjustments to the annual base salary of an executive officer will be for the purposes of bringing them in line with base compensation then being paid by the Company's competitors for executive management, based upon the Compensation Committee's review of, among other things, compensation data for comparable companies and positions, and, in the case of executive officers other than the Chief Executive Officer, the Chairman of the Board or the Chief Operating Officer, reflecting increased responsibilities. The Compensation Committee believes that the Company's principal competitors for executive management are not necessarily the same companies that would be included in a peer group compiled for purposes of comparing shareholder returns. Consequently, the companies that are reviewed for such compensation purposes may not be the same as the companies comprising the Nasdaq-Amex Retail Trade Stock Price Index included in this Proxy Statement. The base salaries of the aforementioned executive officers were increased in 1998 to reflect increases in the Consumer Price Index from 1997 to 1998, increases in responsibilities due to the Company's growth and to align executive compensation with comparable companies and positions.

BONUSES

        The Compensation Committee has established a bonus plan for the Chief Executive Officer, the Chairman of the Board and the Chief Operating Officer of the Company based upon objective criteria. Under this bonus plan, the Chief Executive Officer, the Chairman of the Board and the Chief Operating Officer of the Company each will receive a bonus based upon a percentage of pre-tax earnings (with no minimum level of pre-tax earnings required), exclusive of extraordinary items, earned by the Company, subject to a maximum cash bonus equal to such executive officer's base salary for the year in which such bonus is earned. The bonuses to be awarded to all other officers of the Company are based upon each such officer's contribution, responsibility and performance during the year, and are thus subjective in nature. In formulating its recommendation for the bonuses of such other officers of the Company, the Compensation Committee considers, among other things, the evaluation of the Chief Executive Officer of the Company with regard to the contribution, responsibility and performance of the officer in question and his views on the appropriate compensation level of such executive officer.

LONG-TERM INCENTIVES

        The only long-term incentive currently offered by the Company is stock option awards. Stock options may be awarded to the Chief Executive Officer, the other individual executive officers and upper and middle managers by the Board of Directors, based upon, in the case of the Chief Executive Officer and other individual executive officers, the recommendation of the Compensation Committee.

        It is the stock option program which links rewards to the achievement of long-term corporate performance. In determining whether and how many options should be granted, the Compensation Committee may consider the responsibilities and seniority of each of the executive officers, as well as the financial performance of the Company and such other factors as it deems appropriate, consistent with the Company's compensation policies. However, the Compensation Committee has not established specific target awards governing the receipt, timing or size of option grants. Thus, determinations with respect to the granting of stock options are subjective in nature.

CEO COMPENSATION

        The base salary of Mr. David E. O'Reilly, the Chief Executive Officer of the Company, was established under his employment agreement dated January 1, 1993, and the criterion to be achieved for his bonus was determined by the Compensation Committee in February 1998, based upon a percentage of the pre-tax earnings, exclusive of extraordinary items, earned by the Company in 1997. This cash bonus, in an amount equal to his base salary for 1998, was paid to the Chief Executive Officer in equal monthly installments during 1998. The cash bonus to be paid to the Chief Executive Officer in 1999 will be based upon the same percentage of pre-tax earnings, exclusive of extraordinary items, earned by the Company in 1998, not to exceed the Chief Executive Officer's base salary for 1999.


Respectfully submitted,

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF O'REILLY
AUTOMOTIVE, INC.


        Jay D. Burchfield, Chairman of the Compensation Committee
        Joe C. Greene, Member of the Compensation Committee


TRANSACTIONS WITH INSIDERS AND OTHERS

         Fifty-three of the Company's stores were leased from one of two real estate investment partnerships formed by the O'Reilly family. Leases with unaffiliated parties generally provide for payment of a fixed base rent, payment of certain tax, insurance and maintenance expenses, and an original term of 5 years, subject to one or more renewals at the Company's option. The Company has entered into separate master lease agreements with each of the affiliated real estate investment partnerships for the occupancy of the stores covered thereby. Such master lease agreements expired on December 31, 1998 and were renewed through December 2004. The Company believes that the terms and conditions of the transactions with affiliates described above were no less favorable to the Company than those that would have been available to the Company in comparable transactions with unaffiliated parties.

COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE

        Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation of over $1 million paid to any one of the corporation's chief executive officer and four other most highly compensated executive officers for any single fiscal year. Qualifying performance-based compensation is not subject to such limitation if certain requirements are met. Because the Company's 1993 Stock Option Plan may not satisfy the requirements of
Section 162(m) with respect to the options more recently granted thereunder, the Compensation Committee may take action in the future to comply with these requirements. Given the current levels of cash compensation paid to the Company's executive officers, the Compensation Committee is not expected to take any action with respect to the cash elements of the Company's executive compensation program at this time, but will evaluate possible action, to the extent consistent with other objectives of the Company's compensation program, if the cash compensation of any executive officer approaches the $1 million level in the future.

PERFORMANCE GRAPH

        Set forth below is a line graph comparing the annual percentage change in the cumulative total shareholder return of a $100 investment on December 31, 1993 in the Company's Common Stock against the Nasdaq-Amex Stock Market Total Return Index and the Nasdaq-Amex Retail Trade Stocks Total Return Index, assuming reinvestment of all dividends.


 Measurement Period     O'Reilly           Nasdaq-Amex    Nasdaq-Amex
(Fiscal Year Covered)   Automotive, Inc.   Stock Market   Retail Trade Stocks
---------------------   ----------------   ------------   -------------------
      12/93                  $100              $100             $100
      12/94                    85               102              110
      12/95                   100               141              110
      12/96                   110               174              131
      12/97                   181               213              154
      12/98                   325               300              187


                       [PLACE PERFORMANCE GRAPH HERE]


          PROPOSAL NUMBER 2 - AMENDMENT OF THE COMPANY'S RESTATED
                         ARTICLES OF INCORPORATION

        The Board of Directors recommends to the shareholders that the Company amend its Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 30 million to 90 million shares. Shares of Common Stock, including the additional shares proposed for authorization, do not have preemptive or similar rights. The full text of the proposed amendment to the Articles of Incorporation is attached to this proxy statement as Exhibit A.

        As of the Record Date, there were approximately 21,376,421 shares of Common Stock issued and outstanding and approximately 4,150,000 shares reserved for future issuance pursuant to outstanding options granted under the Company's stock plans. On February 4, 1999, the Board of Directors approved a resolution authorizing the Company to issue and sell up to 3,621,000 shares of Common Stock to Donaldson, Lufkin & Jenrette Securities Corporation and any other firms selected by the officers of the Company for offering to the public. If the amendment to the Restated Articles of Incorporation is approved, the Board of Directors will have the authority to issue approximately 68,623,579 additional shares of Common Stock without further shareholder approval. Unless otherwise required by applicable law or regulation, the shares of Common Stock proposed to be authorized will be issuable without further shareholder action and on such terms and for such consideration as may be determined by the Board of Directors. However, the Nasdaq Stock Market, on which the Common Stock is listed, currently requires shareholder approval as a prerequisite to listing shares in several instances, including acquisition transactions where the present or potential issuance of shares could result in an increase of 20% or more in the number of shares of Common Stock outstanding.

        The Board of Directors believes the authorized number of shares of Common Stock should be increased to provide sufficient shares for such corporate purposes as may be determined by the Board of Directors to be necessary or desirable. These purposes may include, without limitation:

        o facilitating broader ownership of the Common Stock by effecting a stock split or issuing a stock dividend;

        o   raising capital through the sale of Common Stock;

        o attracting and retaining valuable employees by the issuance of additional stock options, including additional shares reserved for future option grants under the Company's existing stock plans or future plans; and

        o   acquiring other businesses in exchange for shares of Common
            Stock.

        While the Company continually evaluates potential acquisitions, the Company has no present agreements or commitments with respect to using shares of Common Stock as part of any acquisition. The Board of Directors considers the authorization of additional shares of Common Stock advisable to ensure prompt availability of shares for issuance should the occasion arise.

        The issuance of additional shares of Common Stock could have the effect of diluting earnings per share and book value per share, which could adversely affect the Company's existing shareholders. In addition, the Company's authorized but unissued shares of Common Stock could be used to make a change in control of the Company more difficult or costly. Issuing additional shares of Common Stock could have the effect of diluting stock ownership of the persons seeking to obtain control of the Company. The Company is not aware, however, of any pending or threatened efforts to obtain control of the Company, and the Board of Directors has no current intention to use the additional shares of Common Stock in order to impede a takeover attempt.

        The proposed amendment does not alter the Company's present ability to issue up to 5 million shares of preferred stock, par value $.01 per share.


   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT.



                    SECURITY OWNERSHIP OF MANAGEMENT AND
                         CERTAIN BENEFICIAL OWNERS

        The following table sets forth, as of February 26, 1999, the beneficial ownership of each current Director (including the two nominees for Director), each of the executive officers named in the Summary Compensation Table set forth herein, the executive officers and Directors as a group, and each shareholder known to management of the Company to own beneficially more than 5% of the outstanding Common Stock. Unless otherwise indicated, the Company believes that the beneficial owners set forth in the table have sole voting and investment power.

                                          AMOUNT AND NATURE
                                            OF BENEFICIAL       PERCENT
        NAME AND ADDRESS                      OWNERSHIP         OF CLASS
        ----------------                  -----------------     --------
Charles H. "Chub" O'Reilly, Sr. (a)(b)           45,005            *
Charles H. O'Reilly, Jr. (a)(c)               1,511,207           6.9%
David E. O'Reilly (a)(d)                      1,865,569           8.5
Lawrence P. O'Reilly (a)(e)                   1,929,717           8.8
Rosalie O'Reilly Wooten (a)(f)                1,324,138           6.0
Ted F. Wise (a)(g)                              164,953           0.8
Jay Burchfield (h)                               12,000            *
Joe C. Greene (i)                                27,000            *
All Directors and executive officers
   as a group (9 persons) (j)                 6,675,636          30.5
The Northwestern Mutual Life Insurance
   Company (k)                                1,220,300           5.7
U.S. Trust Company of New York  (l)           1,160,895           5.5

---------------
*  less than 1%

(a) The address of Messrs. O'Reilly, Wise and Ms. Wooten is O'Reilly Automotive, Inc., 233 S. Patterson, Springfield, Missouri 65802.

(b) The stated number of shares includes 1,725 shares held in the O'Reilly Automotive Employee Stock Purchase Plan with UMB Bank, N.A. as trustee, 500 shares held by Mr. O'Reilly's wife and 4,780 shares held in the O'Reilly Employee Savings Plus Plan with SunTrust Bank as trustee.

(c) The stated number of shares includes 595,148 shares held through the Charles H. O'Reilly, Jr. Rev. Trust, 515,265 shares controlled by Mr. O'Reilly as trustee of a trust for the benefit of his children, 63,564 shares held by Mr. O'Reilly as custodian for his son, 196,418 shares controlled by Mr. O'Reilly's wife pursuant to a voting trust, 35,000 shares controlled by Mr. O'Reilly as a general partner of a family limited partnership, 2,062 shares held in the O'Reilly Employee Savings Plus Plan with SunTrust Bank as trustee and 103,750 shares subject to options exercisable within 60 days of February 26, 1999.

(d) The stated number of shares includes 381,279 shares held through the David O'Reilly, Rev. Trust, 1,097,068 shares controlled by Mr. O'Reilly as trustee of two trusts for the benefit of his children, 238,406 shares held by Mr. O'Reilly as custodian for two of his three children, 1,316 shares held in the O'Reilly Employee Savings Plus Plan with SunTrust Bank as trustee and 147,500 shares subject to options exercisable within 60 days of February 26, 1999.

(e) The stated number of shares includes 686,285 shares held through the Lawrence P. O'Reilly Rev. Trust, 743,189 shares controlled by Mr. O'Reilly as trustee of a trust for the benefit of his children, 96,632 shares held by Mr. O'Reilly as custodian for his daughter, 253,894 shares controlled by Mr. O'Reilly's wife pursuant to a voting trust, 2,217 shares held in the O'Reilly Employee Savings Plus Plan with SunTrust Bank as trustee and 147,500 shares subject to options exercisable within 60 days of February 26, 1999.

(f) The stated number of shares includes 471,389 shares held through the Rosalie O'Reilly Wooten, Rev. Trust, 496,586 shares controlled by Ms. Wooten as trustee of a trust for the benefit of her children, 134,742 shares held by Ms. Wooten as custodian for her daughter, 176,394 shares controlled by Ms. Wooten's husband as trustee for the benefit of Ms. Wooten's children and their descendants, 1,277 shares held in the O'Reilly Employee Savings Plus Plan with SunTrust Bank as trustee and 43,750 shares subject to options exercisable within 60 days of February 26, 1999.

(g) Includes 66,297 shares held of record by a revocable trust of which Mr. Wise, as the sole trustee, has sole voting and investing power, 1,156 shares held in the O'Reilly Employee Savings Plus Plan with SunTrust Bank as trustee and 57,500 shares subject to options exercisable within 60 days of February 26, 1999. Also includes 40,000 shares held of record by a revocable trust of which Mr. Wise's wife, as the sole trustee, has sole voting and investment power.

(h) Includes 10,000 shares subject to options exercisable within 60 days of February 26, 1999. Mr. Burchfield's mailing address is 1400 East Briar, Springfield, Missouri 65804.

(i) Includes 25,000 shares subject to options exercisable within 60 days of February 26, 1999. Mr. Greene's mailing address is 1340 East Woodhurst, Springfield, Missouri 65804.

(j) Includes options to purchase a total of 573,750 shares held by such directors and executive officers which are exercisable within 60 days of February 26, 1999.

(k) As reflected on such beneficial owner's Schedule 13G dated as of December 31, 1998, provided to the Company in accordance with the Securities Exchange Act of 1934, as amended. The Northwestern Mutual Life Insurance Company (TNMLIC) is an insurance company as defined in section 3(a)(19) of the Act. Of the 1,220,300 shares beneficially owned: 574,300 shares are owned by the Growth Stock Portfolio of Northwestern Mutual Series Fund, Inc., a wholly owned subsidiary of TNMLIC and a registered investment company; 140,100 shares are held in The Northwestern Mutual Life Insurance Group Annuity Separate Account; 4,000 shares are owned by the Asset Allocation Fund; 25,600 shares are owned by the Aggressive Growth Stock Fund of Mason Street Funds, Inc., an affiliate of TNMLIC and a registered investment company; and 900 shares are owned by Northwestern Long Term Care Insurance Company, a wholly-owned subsidiary of TNMLIC. TNMLIC reported sole voting and dispositive power of 475,400 shares and shared voting and dispositive power of 744,900 shares. Such beneficial owner's mailing address is believed to be 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202

(l) As reflected on such beneficial owner's Schedule 13G dated as of December 31, 1998, provided to the Company in accordance with the Securities Exchange Act of 1934, as amended. Such beneficial owner's mailing address is believed to be 114 West 47th Street, New York, New York 10036.


                    COMPLIANCE WITH SECTION 16(A) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and Directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such individuals are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based on the Company's review of the copies of such forms furnished to it and written representations with respect to the timely filing of all reports required to be filed, the Company believes that such persons complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal 1998, with the exception of Lawrence P. O'Reilly. A Form 4 filed for Mr. O'Reilly in connection with one transaction in March 1998 was inadvertantly filed late.


                 RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

        The firm of Ernst & Young LLP served as the Company's independent auditors for the year ended December 31, 1998. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions from shareholders, and such representatives will have the opportunity to make statements if they so desire.


                        ANNUAL SHAREHOLDERS' REPORT

        The Annual Shareholders' Report of the Company for fiscal 1998 containing, among other things, audited consolidated financial statements of the Company, accompanies this Proxy Statement.


                      FUTURE PROPOSALS OF SHAREHOLDERS

        Stockholder proposals intended to be presented at the year 2000 Annual Meeting and included in the Company's proxy statement and form of proxy relating to that meeting pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at the Company's principal executive offices by December 2, 1999. In order for stockholder proposals made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Company at the Company's principal executive offices by February 21, 2000. The Company's Amended Bylaws require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the By-Laws, not later than February 21, 2000 and not earlier than January 22, 2000.


                               OTHER BUSINESS

        The Board of Directors knows of no business to be brought before the Annual Meeting other than as set forth above. If other matters properly come before the meeting, it is the intention of the persons named in the solicited proxy to vote the proxy on such matters in accordance with their judgment as to the best interests of the Company.


                               MISCELLANEOUS

        The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegram or personal interview and may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to their principals and will agree to reimburse them for their reasonable out-of-pocket expenses.

        Shareholders are urged to mark, sign, date and send in their proxies without delay.


                           ADDITIONAL INFORMATION

        Additional information regarding the Company can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed by the Company with the Securities and Exchange Commission. A copy of the Company's Annual Report (excluding exhibits) is available to shareholders without charge, upon written request to O'Reilly Automotive, Inc., 233 South Patterson, Springfield, Missouri 65802, Attention:
Investor Relations.

                                        By Order of the Board of Directors


                                        Tricia Headley
                                        Secretary

 Springfield, Missouri
 [_], 1999




                                                                  EXHIBIT A

                           ARTICLES OF AMENDMENT

                                   TO THE

                     RESTATED ARTICLES OF INCORPORATION

                                     OF

                         O'REILLY AUTOMOTIVE, INC.

     O'REILLY AUTOMOTIVE, INC., a corporation organized and existing under the laws of the State of Missouri (the "Company"), hereby certifies pursuant to Section 351.090 of the Missouri General and Business
Corporation Law as follows:

     FIRST: The Company desires to amend its Restated Articles of Incorporation as currently in effect as hereinafter provided.

     SECOND: Section (a) of Article III of the Restated Articles of Incorporation is deleted in its entirety, and the following is inserted in its place:

          "(a) The aggregate number, class and par value of shares which the corporation shall have authority to issue shall be ninety million (90,000,000) shares of common stock, par value $.01 per share (the "Common Stock") and five million (5,000,000) shares of preferred stock, par value $.01 per share."















Dear Shareholder:

Below is a proxy card to cast your votes for matters to be voted on at the Annual Meeting of Shareholders.

Whether or not you plan to attend in person, please complete, sign, date and return the card below in the envelope provided at your earliest convenience. If you choose to attend the meeting, you may revoke your proxy and personally cast your vote.

We hope to see you at the O'Reilly Automotive, Inc. Annual Meeting of Shareholders. Thank you for your continued support of our Company.



Charles H. O'Reilly, Jr.
Chairman of the Board







                                Detach Here
------------------------------------------------------------------------------

PROXY                   O'REILLY AUTOMOTIVE, INC.
             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                     1999 ANNUAL SHAREHOLDERS' MEETING
    The undersigned shareholder(s) of O'Reilly Automotive, Inc., a Missouri corporation, hereby appoint(s) Charles H. O'Reilly, Jr. or, if he is unable or unwilling to act, then David E. O'Reilly or, if he is unable or unwilling to act, then Lawrence P. O'Reilly as proxies, each with full power to appoint his substitute, and hereby authorize(s) such person serving as proxy to represent and to vote, as designated below, all of the shares of voting stock of O'Reilly Automotive, Inc. held of record by the undersigned on February 26, 1999, at the Annual Meeting of Shareholders to
be held on May 4, 1999, or any adjournments thereof.
1. ELECTION OF DIRECTORS:
   /_/ FOR all nominees listed below  /_/ WITHHOLD AUTHORITY (to vote for all nominees listed below)
      (except as marked to the
       contrary below)
INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below. Failure to follow this procedure to withhold authority to vote for any individual nominee will result in the granting of authority to vote for the election of such nominee.)
CLASS III DIRECTORS (three-yeaDavid E. O'Reilly Jay Burchfield
2. Proposal to approve an amendment to the corporate charter of the Company in order to increase the number of authorized shares of Common Stock from 30,000,000 to 90,000,000.
             /_/  FOR             /_/  AGAINST            /_/ ABSTAIN
3. In his discretion, the proxy appointed hereunder is authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.
                                (Continued and to be signed on reverse side.)


                        HIGHLIGHTS OF OUR 41st YEAR

               Net sales rose 94.8% to record $616.3 million

                  Net income increased 33% to new high of
                $30.8 million, or $1.42 per share (diluted)

                     Record number of 50 stores opened

                         Same-store sales rose 6.8%

                      Remodeled or relocated 18 stores

                O'Reilly Automotive, Inc. is now one of the
           ten largest auto parts chains in the country following
               the HI/LO Auto Supply merger in January 1998.













                                Detach Here
------------------------------------------------------------------------------



    THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
    The undersigned hereby acknowledges receipt of copies of the Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Shareholders Report of the Company.

DATED:                      , 1999.
                                                     Signature


                                       ______________________________________
                                             Signature, if held jointly

                                       Please sign exactly as appears on
                                       this Proxy Card. When shares are
                                       held by joint tenants, both should
                                       sign. When signing as
                                       attorney-in-fact, executor,
                                       administrator, personal
                                       representative, trustee or guardian,
                                       please give full title as such. If a
                                       corporation, please sign in full
                                       corporate name by President or
                                       authorized officer. If a
                                       partnership, please sign in
                                       partnership name by authorized
                                       person.

                                       PLEASE MARK, DATE, SIGN AN RETURN
                                       THIS PROXY CARD USING THE ENCLOSED
                                       ENVELOPE.